EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THOMA CRESSEY BRAVO ACQUIRES MANATRON

Brings Expertise in Software Company Growth through Strategic Acquisitions

San Francisco, Calif. - April 1, 2008- Thoma Cressey Bravo ("TCB"), a leading private equity investment firm, has acquired Manatron, Inc. (NASDAQ: MANA) a leading provider of integrated, enterprise-level property tax solutions for state and local governments, in a transaction valued at approximately $66 million.

Under the terms of the agreement, the shareholders of Manatron, Inc. ("Manatron") receive $12.00 in cash in exchange for each share of stock. Manatron is no longer publicly traded and is now privately owned by an affiliate of Thoma Cressey Bravo.

"With more than 38 years of experience and proven success in this market, Manatron is well poised to become the clear market leader," said Scott Crabill, partner, TCB. "Thoma Cressey Bravo will work closely with Manatron's management team to further build and grow the company as the leader in property tax software and related products and services."

"Thoma Cressey Bravo intends to strengthen Manatron's market leadership through investment in Manatron's GRM® suite of software and strategic acquisitions," added TCB principal Holden Spaht.

"This is a very exciting time for Manatron, our employees, and our clients," said Bill McKinzie, Manatron president and CEO. "TCB has a proven business model and track record of investing in and growing software companies. During the past five years, TCB has closed 34 software company acquisitions with an aggregate value in excess of $3 billion, making them one of the most active middle market software investment firms. TCB was very impressed with Manatron's rich history in the property software market, our solid list of customers, and our market-leading software and services. The entire management team is looking forward to working with TCB as we grow this company."

Wells Fargo Foothill, part of Wells Fargo & Company (NYSE: WFC), provided debt financing for the acquisition. First Analysis Securities Corporation advised Manatron's Board of Directors, Warner Norcross & Judd LLP provided legal counsel to Manatron, Inc., and Kirkland & Ellis LLP provided legal counsel to Thoma Cressey Bravo.

About Manatron, Inc.
Manatron is focused on providing software and services to enable state and local governments in North America to completely, fairly and efficiently assess real and personal property, and to bill and collect the related property taxes in their jurisdictions. The Company's software manages the entire property life cycle, which includes deed recording, land records, GIS (Geographic Information System) integration, valuation, assessment administration, personal property, business licenses, cashiering, tax billing and collection, delinquents and tax sales, and e-government. Manatron is headquartered in Portage, Michigan and has offices located across the United States. Manatron currently serves approximately 1,400 customers in 40 states, two Canadian territories, South Africa and the U.S. Virgin Islands. More information about Manatron, Inc. can be found at http://www.manatron.com.

About Thoma Cressey Bravo
Thoma Cressey Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 27 years.  The firm originated the concept of "industry consolidation" or "build and buy" investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Through a series of private equity funds, Thoma Cressey Bravo currently manages approximately $2.0 billion of equity capital. In the software industry, Thoma Cressey Bravo has completed 34 acquisitions across 12 platform companies with total annual earnings in excess of $500 million.  Thoma Cressey Bravo previously announced that subsequent funds would be raised and invested separately as Thoma Bravo for software, services and other investments and Cressey & Co. for healthcare investments. For more information on Thoma Cressey Bravo, visit http://www.tcb.com.

Media Contacts:
Rachel Bryant, Corporate Marketing
Manatron, Inc. (269) 567-2900
rachel.bryant@manatron.com

Amber Roberts
Lane PR (On behalf of Thoma Cressey Bravo)
(503) 546-7891
amber@lanepr.com

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